Exhibit 99.1

CONTACTS:	Tony Rossi	Charles Mollo
	Financial Relations Board	Mobility Electronics, Inc.
	310-854-8317	480-596-0061
	trossi@financialrelationsboard.com	cmollo@mobl.com
FOR IMMEDIATE RELEASE
MOBILITY ELECTRONICS REPORTS 28% YEAR OVER YEAR
REVENUE GROWTH FOR SECOND QUARTER OF 2006
HIGHLIGHTS
•	Second quarter revenues grow 28% over the prior year to $26.1 million

•	Total power revenues grow 36% over the prior year

•	New programs launched with T-Mobile in the UK and Best Buy in the US

•	New, more aggressive sales and marketing strategy implemented to drive accelerated growth in low-power business
SCOTTSDALE, Ariz., July 27, 2006 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions, today reported financial results for the second quarter ended June 30, 2006. Total revenue was $26.1 million in the second quarter of 2006, an increase of 28% over revenue of $20.4 million in the second quarter of 2005.
Net income was $1.3 million, or $0.04 per diluted share, in the second quarter of 2006, compared with net income of $11.5 million, or $0.36 per diluted share, in the same quarter of the prior year. Net income in the second quarter of 2005 reflects a one-time gain in the amount of $11.6 million (pre-tax) relating to the sale of a portfolio of intellectual property.
Net income for the second quarter of 2006 includes a one-time benefit of $1.5 million (pre-tax) relating to an insurance settlement recouping past legal expenses. Excluding non-cash compensation charges and the insurance settlement, net income was $264,000, or $0.01 per diluted share, in the second quarter of 2006.
“We received strong contributions from all major areas of the business during the second quarter, which helped us achieve record revenues and the highest year-over-year revenue growth since the first quarter of 2005,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “We had strong growth in our universal power adapters for portable computers driven by increasing sales through Dell, Lenovo and Targus. We also saw a 28% increase in sales of power adapters for low-power mobile electronic (ME) devices over the prior quarter, as we are beginning to see the impact of new relationships and a recovery in sales to RadioShack. We have reached major milestones in the low-power business including developing expanded trial programs with both Best Buy and a tier one US wireless carrier, and building out our European distribution, having signed up T-Mobile and major distributors in the UK, France and Portugal.”
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Mobility Electronics, Inc.

Product Area Highlights
•	Sales of power products, handheld connectivity products, and expansion and docking products represented 76%, 17%, and 5%, respectively, of overall Company sales in the quarter.

•	Unit sales of universal power products for high-power ME devices, which includes portable computers, were approximately 410,000 units in the second quarter, an increase of 30% over the second quarter of 2005.

•	Unit sales of universal power adapters for low-power ME devices were approximately 640,000 units in the second quarter of 2006, an increase of 79% over the second quarter of 2005.

•	Revenue from the sale of power products for high-power ME devices was $15.9 million in the second quarter of 2006, an increase of 22% over the same period of the prior year.

•	Revenue from the sale of power products for low-power ME devices was $3.8 million in the second quarter of 2006, an increase of 154% over the same period of the prior year.

•	Revenue from the sale of all power products was $19.7 million, an increase of 36% over the same period of the prior year.

•	Revenue from the sale of connectivity products was $6.0 million in the second quarter of 2006, an increase of 17% over the same period of the prior year. Second quarter 2006 connectivity revenue includes $167,000 from the sale of portable keyboards, a product line acquired from Think Outside late in the quarter.
Financial Highlights
Gross margin was 28.9% in the second quarter of 2006, compared to 31.4% in the second quarter of 2005, and 30.5% in the first quarter of 2006. The decline in gross margin from the first quarter of 2006 is primarily attributable to a $225,000 inventory write-down related to power products developed for RadioShack’s alternative channel sales initiatives that have been cancelled, as well as a $220,000 inventory write-down related to connectivity cradles for an OEM program for Symbol that Mobility has exited.
Total operating expenses in the second quarter of 2006 were $6.6 million, including $459,000 of non-cash compensation charges, or 25.2% of revenue. The $1.5 million insurance settlement was recorded as an offset to general and administrative expense in the second quarter of 2006.
The Company’s balance sheet remained strong with $25.9 million in cash, cash equivalents, and short-term investments at June 30, 2006. The Company continued to have no long-term debt and had a current ratio of 3.4 at June 30, 2006.
New Sales and Marketing Strategy
During the second quarter of 2006, Mobility began implementing a major shift in its go-to-market strategy for its low-power and connectivity business. Mobility will continue to support key private label customers such as Targus and Monster Cable in the accounts and markets where they have strong relationships, and will continue to work closely with strategic partner Motorola to capitalize on their broad distribution and technical strength. However, rather than continuing
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Mobility Electronics, Inc.

to primarily rely on strategic partners to build out the distribution for these products, Mobility has adopted a new strategy to more directly control the expansion of this business. The new strategy includes three key components:
•	Restructuring the strategic alliance with RadioShack to reduce their role in driving distribution into other channels beyond the RadioShack stores. As a result, Mobility has cancelled the warrants RadioShack held to purchase Mobility common stock and is no longer obligated to pay RadioShack a 24.5% share of the net profit of the low-power products operating division. RadioShack will continue to carry Mobility’s low-power products in its more than 6,000 retail stores.

•	Strengthening Mobility’s internal sales force, highlighted by the addition of Jonathan Downer to serve as Senior Vice President of Worldwide Sales and Distribution. Mr. Downer was previously the General Manager for Motorola’s Companion Products division and has extensive experience developing programs with the wireless carriers and distributors that Mobility is targeting.

•	Launching the Company’s first national advertising campaign to build general awareness for the iGo® product offering and brand name. The campaign has an expected reach of 30 million end-users through print advertisements in major national newspapers, commercials on national radio programs, and participation in various customer merchandising, display and flier programs.
“Our new strategy will place the Company one step closer to our targeted customers and allow us to have more direct influence over the development of programs with wireless carriers, distributors, and retailers,” said Mr. Mollo. “We are also becoming much more aggressive in our efforts to generate broad consumer awareness for our unique low-power products, which we believe will have a significant impact on sales at the retail level. As our new strategy gains traction in the coming months, we expect to see an expanding distribution network and increasing sell-through rates at each account.”
Outlook
In the third quarter of 2006, the Company believes that total revenue will range from $26 million to $28 million. Total revenue for the third quarter will be impacted by the lower pricing on sales of low-power products to RadioShack and the Company’s shift to licensing most of its connectivity cradles to Symbol rather than continuing to manufacture and sell them at a low margin to this customer.
The Company also expects fully diluted earnings per share (excluding non-cash compensation charges) to range from $0.00 per share to a loss of $0.03 per share in the third quarter of 2006. Third quarter results will reflect increased sales and marketing expenses of approximately $1.8 million to support the Company’s new strategy. Although it will take a few quarters to realize the full benefit of this increase in spending, the Company believes its new sales and marketing strategy, along with the elimination of RadioShack’s profit sharing, will result in materially improved operating margins over time.
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Mobility Electronics, Inc.

Commenting on Mobility’s outlook, Mr. Mollo said, “While the low-power business has demonstrated solid growth since its inception, we believe it is at an inflection point that will lead to accelerated growth in the coming quarters. With the launch of innovative new products such as the iGo everywhere power®, iGo power splitter™ and iGo powerXtender™, we now have a broad portfolio of low-power products that provide consumers with a wide variety of options for more effectively managing their power needs. We believe our more aggressive sales and marketing approach will help us penetrate major accounts in the retail and wireless carrier markets and generate the consumer awareness that will ultimately drive higher adoption rates. We are confident that the new strategies we are implementing will help us fully capitalize on the significant opportunities available to us and drive consistent growth in revenue and profitability in the years ahead.”
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented iGo tip technology. Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and mobile electronic devices. All of these adapters leverage the Company’s iGo tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers hardware products for handheld devices, expansion and docking products for servers, desktop and portable computers, and other accessories for the mobile electronic device market.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics and iGo are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the Company’s financial performance in the third quarter of 2006, and increased growth in revenue and profitability in future years; the belief that the Company’s new sales and marketing strategies will generate broad consumer awareness that will drive higher adoption rates, have a significant impact on sales at the retail level and result in an expanding distribution network with increasing sell-through rate and materially improved operating margins over time; and the belief that the Company’s low-power business is at an inflection point that will lead to accelerated growth in the coming quarters. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the inability of the Company’s new sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact
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sell-through rates at the retail level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the inability to create broad consumer awareness and acceptance for the Company’s products; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Annual Report on Form 10-K for the year ended December 31, 2005 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Income Statements
(000’s except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenue	$26,147	$20,427	$48,984	$38,785

Gross profit	7,566	6,411	14,523	11,888

Selling, engineering and administrative expenses	6,577	6,479	14,870	12,921

income (loss) from operations	989	(68)	(347)	(1,033)
Interest income (expense), net	315	183	618	221
Other income (expense), net	1	11,638	21	11,638
Litigation settlement expense	—	—	(250)	—

Income before provision for income tax	1,305	11,753	42	10,826
Provision for income tax	—	285	—	285

Net income	$1,305	$11,468	$42	$10,541

Net income per share:
Basic	$0.04	$0.38	$0.00	$0.36
Diluted	$0.04	$0.36	$0.00	$0.34

Weighted avg common shares outstanding:
Basic	31,289	30,278	31,109	29,439
Diluted	32,723	32,017	32,629	31,095

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
Reconciliation of non-GAAP Financial Measure — net income to net income before non-cash equity compensation:

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$1,305	$11,468	$42	$10,541
Non-cash equity compensation	459	390	977	728

Net income before non-cash equity compensation	$1,764	$11,858	$1,019	$11,269

Diluted net income per share before non-cash equity compensation	$0.05	$0.37	$0.03	$0.36

Reconciliation of non-GAAP Financial Measure — net income to net income (loss) before non-cash equity compensation, gain on sale of intellectual property assets, provision for income tax, severance expense, insurance recovery, and litigation settlement expense:

Net income	$1,305	$11,468	$42	$10,541
Non-cash equity compensation	459	390	977	728
Gain on sale of intellectual property assets	—	(11,638)	—	(11,638)
Provision for income tax	—	285	—	285
Severance expense	—	—	258	—
Insurance recovery	(1,500)	—	(1,500)	—
Litigation settlement expense	—	—	250	—

Net income (loss) before non-cash equity compensation, gain on sale of intellectual property assets, provision for income tax, severance expense, insurance recovery, and litigation settlement expense	$264	$505	$27	$(84)

Diluted net income (loss) per share before non-cash equity compensation, gain on sale of intellectual property assets, provision for income tax, severance expense, insurance recovery, and litigation settlement expense	$0.01	$0.02	$0.00	$(0.00)

Reconciliation of non-GAAP Financial Measure — net income to earnings before interest, taxes, depreciation and amortization (EBITDA):

Net income	$1,305	$11,468	$42	$10,541
Interest (income) expense, net	(315)	(183)	(618)	(221)
Depreciation and amortization	510	512	968	978
Non-cash equity compensation	459	390	977	728

EBITDA	$1,959	$12,187	$1,369	$12,026

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of period-to-period operating performance. Net income before non-cash equity compensation, net income (loss) before non-cash equity compensation, gain on sale of intellectual property assets, provision for income tax, severance expense, insurance recovery, and litigation settlement expense and EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Cash and cash equivalents	$16,359	$13,637
Short-term investments	9,504	20,286
Accounts receivable, net	23,665	18,778
Inventories	14,618	13,373
Prepaid expenses and other current assets	387	565

Total current assets	64,533	66,639
Other assets, net	18,597	17,271

Total assets	$83,130	$83,910

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$18,831	$23,737
Long-term liabilities	—	824

Total liabilities	18,831	24,561

Total stockholders’ equity	64,299	59,349

Total liabilities and stockholders’ equity	$83,130	$83,910

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